Exhibit 3.1

FIRST CERTIFICATE OF AMENDMENT

TO

FIRST AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF

SERIES A SENIOR PREFERRED STOCK

OF

ATI PHYSICAL THERAPY, INC.

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE

ON DECEMBER 17, 2024

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation law of the State of Delaware (the “DGCL”), ATI Physical Therapy, Inc., a corporation organized and validly existing under the DGCL (the “Issuer” or the “Company”), in accordance with the provision of Section 103 thereof, does hereby submit the following:

WHEREAS, the Third Certificate of Incorporation of the Issuer (as amended, restated, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.0001 per share, of the Issuer (“Preferred Stock”) in one or more series; and, subject to limitations prescribed by applicable law, expressly authorizes the Board of Directors of the Issuer (the “Board of Directors”) to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and included in a certificate of designation;

WHEREAS, on February 23, 2022, the Board of Directors approved and adopted that certain Certificate of Designation of Series A Senior Preferred Stock of the Issuer filed in the office of the Secretary of State of Delaware on February 24, 2022 (the “Certificate of Designation”), for purposes of issuing shares of Preferred Stock, with a par value of $0.0001 per share, designated as a series known as “Series A Senior Preferred Stock”, with each such share having voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and the qualification, limitations and restrictions, as set forth in the Certificate of Designation;

WHEREAS, on April 16, 2023, the Board of Directors approved and adopted that certain First Amended and Restated Certificate of Designation of Series A Senior Preferred Stock of the Issuer filed in the office of the Secretary of State of Delaware on June 15, 2023 (the “First A&R Certificate of Designation”);

WHEREAS, on December 12, 2024, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation and Section 151 of the Delaware General Corporation Law, the Board of Directors duly adopted the following resolution amending the First A&R Certificate of Designation, as set forth herein (this “First Amendment to First A&R Certificate of Designation”), and such resolution has not been modified, and is in full force and effect on the date hereof;

NOW THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby amends the First A&R Certificate of Designation as set forth below:

1.           Amendment to Section 8(a)(iv) of the First A&R Certificate of Designation.  Section 8(a)(iv) of the First A&R Certificate of Designation is hereby amended and restated to read in its entirety as follows:

“(iv)      make any Restricted Payment, other than any Restricted Payment as a result of Optional Redemption, Mandatory Redemption, Dividend, or the Specified Tender Offer Transaction or any other payments with respect to the shares of Series A Preferred Stock in accordance with this First A&R Certificate of Designation;”.

2.          Amendment to Section 8(a)(xiii)) of the First A&R Certificate of Designation.  Clause (I) of Section 8(a)(xiii) of the First A&R Certificate of Designation is hereby amended and restated to read in its entirety as follows:

“(I)         (x) activities incidental to the consummation of the Transactions and (y) the Specified Tender Offer Transaction and (z) the merger of the Company with and into any Person so long as (1) such Person is not an operating business and has no Indebtedness for borrowed money and (2) the Company shall be the continuing or surviving Person”.

3.          Amendments to Section 12 of the First A&R Certificate of Designation.  Section 12 of the First A&R Certificate of Designation is hereby amended as follows:

(a)          Clause (e) of the defined term “Permitted Affiliate Transaction” is hereby amended and restated to read in its entirety as follows:

“(e) the Specified Tender Offer Transaction;”.

(b)          Clause (j) of the defined term “Permitted Asset Disposition” is hereby amended and restated to read in its entirety as follows:

“(j) Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof; provided, that factoring or similar arrangements shall not be permitted pursuant to this clause (j) it being understood and agreed for the avoidance of doubt that this proviso shall not limit the sale of any individual receivable or episode of care at a discount in the ordinary course of business that is, in the good faith determination of the Company, (i) substantially equivalent to (but not in addition to a contractual adjustment that is applied to receivables of the Issuer or its applicable Restricted Subsidiary in the ordinary course of business and/or (ii) intended to replace or reduce collection costs applicable to the relevant receivable;”.

(c)         The defined term “Permitted Liens” is hereby amended as follows: (i) the word “and” is stricken from the end of clause (d) thereof and replaced with a semicolon; (ii) clause (e) is renumbered as clause (f); and (iii) the following new clause is appended thereto as new clause (e) to read in its entirety as follows:

“(e)     to the extent otherwise restricted by Section 8(a)(iii), Liens arising under the Specified Escrow Agreement.”.

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(d)          A new defined term is added thereto, to read in its entirety as follows:

““Specified Tender Offer Transaction” shall mean by the repurchase of up to 1,650,000 shares of Common Stock pursuant to a tender offer.”.

(e)          A new defined term is added thereto, to read in its entirety as follows:

““Specified Escrow Agreement” shall mean that certain Escrow Agreement, dated as of December 12, 2024 by and among the Company, certain purchasers under the Second Lien Note Purchase Agreement and Computershare Trust Company, N.A., a national banking association under the laws of the United States.”.

4.          Confirmation of First A&R Certificate of Designation.  Except as expressly amended hereby, all other provisions of the First A&R Certificate of Designation remain in full force and effect as of the date hereof. Each reference in the First A&R Certificate of Designation to “this First A&R Certificate of Designation” shall mean the First A&R Certificate of Designation as amended by this First Amendment to First A&R Certificate of Designation and as hereafter amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

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IN WITNESS WHEREOF, ATI Physical Therapy, Inc. has caused this First Certificate of Amendment to First A&R Certificate of Designation be duly executed this 17th day of December, 2024.

ATI PHYSICAL THERAPY, INC.

By:	/s/ Joseph Jordan
Name:	Joseph Jordan
Title:	Chief Financial Officer

[Signature Page to Certificate of Amendment to Certificate of Designation]